UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2020

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Congress Street

Boston, MA 02210

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 31, 2020 (the “Effective Date”), (i) GI Dynamics, Inc. (the “Company”) and Charles Carter, the Company’s Chief Financial Officer, Treasurer and Secretary, mutually agreed to terminate Mr. Carter’s employment with the Company under the terms of his Offer Letter Agreement, dated as of September 19, 2019 (the “Offer Letter”), and (ii) the Company engaged Mr. Carter for his continued services as a consultant. Mr. Carter will continue to serve in the capacity of Chief Financial Officer, Treasurer and Secretary until his successor is duly appointed and qualified in accordance with the Company’s bylaws or his earlier resignation, removal or death.

In connection with the transition of Mr. Carter’s engagement with the Company, from an employee to a consultant, the parties entered into a Consulting Agreement and a Retention Bonus Agreement, each of which is described below.

Consulting Agreement

Effective as of the Effective Date, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Carter, pursuant to which Mr. Carter agreed to provide certain consulting services (the “Services”) to the Company, including the services Mr. Carter was providing to the Company as its employee. The Company will pay Mr. Carter $250 per hour as consideration for the Services.

The Consulting Agreement has an initial term that runs through March 31, 2021, and may be extended upon mutual written agreement of the parties. The Company may, at any time and upon written notice to Mr. Carter, immediately terminate the Consulting Agreement: (i) for “Cause” (as defined in the Consulting Agreement), (ii) upon Mr. Carter’s death or (iii) following Mr. Carter’s failure to perform the Services due to illness, accident or any other physical or mental incapacity. Mr. Carter may, at any time and upon written notice to the Company, immediately terminate the Consulting Agreement: (i) if he is asked to perform services that are significantly different from the services he performed during his employment with the Company or (ii) for the Company’s non-payment of any invoiced amount due to Mr. Carter within thirty days of the Company’s receipt of such invoice.

The foregoing description of the Consulting Agreement does not purport to be complete a description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Retention Bonus Agreement

Effective as of the Effective Date, the Company also entered into a Retention Bonus Agreement (the “Retention Agreement”) with Mr. Carter, which sets forth certain terms and conditions of Mr. Carter’s engagement with the Company as a consultant under the Consulting Agreement.

Pursuant to the terms and conditions of the Retention Agreement, Mr. Carter will receive a one-time cash bonus of $208,685 (the “Retention Bonus”), subject to tax withholding under applicable law, which will be paid within seven days following the Effective Date. The Retention Bonus is in lieu of any other severance benefits that Mr. Carter may be eligible to receive under Section 7 of the Offer Letter.

The Retention Bonus is subject to forfeiture if the Consulting Agreement is terminated prior to March 31, 2021 (the “Retention Date”) and the basis for such termination is (i) for “Cause” (as defined in the Retention Agreement) by the Company or (ii) for any reason by Mr. Carter that does not constitute “Good Reason” (as defined in the Retention Agreement). Accordingly, in the event the Consulting Agreement is terminated prior to the Retention Date by the Company for Cause or by Mr. Carter for any reason other than Good Reason, then Mr. Carter will be required to repay all or a portion of the Retention Bonus pursuant to the following schedule: (i) termination prior to January 31, 2021: 3/3 of the Retention Bonus to be repaid (i.e., $208,685.00); (ii) termination between February 1, 2021 and February 28, 2021: 2/3 of the Retention Bonus to be repaid (i.e., $139,123.33); (iii) termination between March 1, 2021 and March 31, 2021: 1/3 of the Retention Bonus to be repaid (i.e., $69,561.66); and (iv) termination after March 31, 2020: 0/3 of the Retention Bonus to be repaid (i.e., $0.00). Any such amounts due to be repaid will be paid by Mr. Carter to the Company within ten days following termination of the Consulting Agreement, as described above.

The foregoing description of the Retention Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Retention Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Consulting Agreement, effective as of December 31, 2020, between GI Dynamics, Inc. and Charles Carter.

10.2+	Retention Bonus Agreement, effective as of December 31, 2020, between GI Dynamics, Inc. and Charles Carter.

+	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: January 15, 2021	/s/ Charles Carter
Charles Carter
Chief Financial Officer

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